Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: April 21, 2005

OFFICEMAX ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX) today reported first quarter 2005 net income of $2.6 million, or $.02 per diluted share.  By comparison, the company reported net income of $59.1 million, or $.61 per diluted share, in the first quarter of 2004 and $0.7 million, or a loss of $.02 per diluted share, in fourth quarter 2004.  Financial results in the 2004 quarters included the results of our paper, forest products, and timberland assets, which were sold in October 2004.

During the first quarter of 2005, OfficeMax incurred special items, including a loss from discontinued operations and certain expenses in the Corporate and Other segment, which we do not expect to be ongoing.  Excluding these special items, OfficeMax reported net income in the first quarter of 2005  of $19.7 million, or $.20 per diluted share, compared to net income in the first quarter of 2004, before special items, of $28.1 million, or $.27 per diluted share.  Net income in the first quarter of 2005, excluding special items, improved by $38.4 million from a net loss before special items, of $18.7 million in the fourth quarter of 2004.  A full description of the special items and a reconciliation of net income and diluted income (loss) per share before special items to our reported GAAP financial results is included in the notes to the tables at the end of this press release.

Financial Highlights

	1Q	1Q	4Q
($ in millions, except per share amounts)	2005	2004	2004

Sales	$2,322.8	$3,529.6	$2,688.5
Net income	$2.6	$59.1	$0.7
Net income (loss) per diluted share	$0.02	$0.61	$(0.02)
Before Special Items
Net income	$19.7	$28.1	$(18.7)
Net income (loss) per diluted share	$0.20	$0.27	$(0.24)

Sales in the first quarter of 2005 were $2.3 billion, compared with $3.5 billion in the first quarter of 2004 and $2.7 billion in the fourth quarter of 2004.  The sales decline in the first quarter of 2005, compared to prior quarters, was primarily due to sales from our Boise Building Solutions and Boise Paper Solutions segments that were included in 2004 but not in the first quarter of 2005.  As previously reported, we completed the sale of assets of these segments, along with the timberland assets in October 2004.

Combined Contract and Retail Segments

	1Q	1Q	4Q
($ in millions)	2005	2004	2004

Sales	$2,322.8	$2,341.1	$2,271.5
Operating income	$51.0	$51.3	$2.9

Sales for our Contract and Retail segments totaled $2.3 billion in the first quarter of 2005, representing a 1% decline from the first quarter of 2004, and a 2% increase over fourth quarter 2004 sales.  Total sales in the first quarter of 2005 were affected by a change in the fiscal quarter end for our domestic Contract operations to conform to our Retail segment fiscal reporting period.  As a result, our Contract segment had four fewer selling days in the first quarter of 2005 compared to the first quarter of 2004.  Same-location sales in the first quarter for our combined Retail and Contract segments, adjusted for the difference in selling days year-over-year in the Contract segment, increased 2%.

In the first quarter of 2005, our combined OfficeMax Contract and Retail segments reported operating income of $51.0 million, compared to $51.3 million in the first quarter of 2004, and $2.9 million in the fourth quarter of 2004.  Operating income for the combined Contract and Retail segments includes the impact of the fewer selling days in our domestic Contract operations.

Contract Segment

	1Q	1Q	4Q
($ in millions)	2005	2004	2004

Sales	$1,124.4	$1,120.1	$1,116.3
Operating income	$28.1	$34.4	$19.8

Sales for our OfficeMax Contract segment were $1.1 billion in the first quarter of 2005, or approximately flat with the first quarter of 2004 and fourth quarter of 2004.  Contract sales were reduced by having four fewer selling days than in the comparable prior year period.  Adjusted for the difference in selling days, year-over-year same-location sales in the first quarter increased 6%.

OfficeMax Contract reported operating income of $28.1 million in first quarter of 2005, compared with $34.4 million in the first quarter of 2004 and $19.8 million in the fourth quarter of 2004.  Operating margin in the Contract segment was 2.5% in the first quarter of 2005, down from 3.1% in the first quarter of 2004 and up from 1.8% in the fourth quarter of 2004.  The year-over-year decline in operating income in the first quarter was primarily due to weaker results in our Canadian operations and the impact of our investment to expand our middle market salesforce.  Operating income for the Contract segment also reflects the impact of the fewer selling days in domestic Contract operations.

Retail Segment

	1Q	1Q	4Q
($ in millions)	2005	2004	2004

Sales	$1,198.4	$1,221.0	$1,155.2
Operating income (loss)	$22.9	$16.9	$(16.9)

Sales for our OfficeMax Retail segment were $1.2 billion in the first quarter of 2005, representing a 2% decline from the first quarter of 2004 and a 4% increase from the fourth quarter of 2004.  Same-location sales in the first quarter of 2005 decreased 1% from the first quarter of 2004.  In the first quarter of 2005, more targeted promotional activity, focused primarily on our small business customers, reduced sales but increased gross profit and gross margin compared to our 2004 quarters.

In the first quarter of 2005, OfficeMax Retail reported operating income of $22.9 million, a 36% increase over the $16.9 million reported in the first quarter of 2004.  Operating margin for our OfficeMax Retail segment was 1.9% in the first quarter of 2005, compared with 1.4% in first quarter 2004 and a negative 1.5% in fourth quarter 2004.  The year-over-year and sequential increases in operating income in our Retail segment was primarily due to increased gross margin, partially offset by a modest increase in operating expenses.

Corporate and Other Segment

Our Corporate and Other segment includes support staff services and other expenses.  Consistent with our prior year presentation, these expenses are not fully allocated to our Retail and Contract segments.  In the first quarter of 2005, net Corporate and Other expenses were $26.3 million compared to $13.2 million in the first quarter of 2004.  The increase in net Corporate and Other expenses in the first quarter of 2005 reflect costs for one-time severance payments, partially offset by a settlement gain from a previous asset sale.  Together, these items amounted to a net expense of $8.7 million in the first quarter of 2005, and are included as special items in the notes to the tables in this press release.   Excluding special items in each period, the net Corporate and Other expenses were $17.6 million in the first quarter of 2005 compared to $13.2 million in the first quarter of 2004 and $14.0 million in the fourth quarter of 2004.  The increase in net Corporate and Other expenses in the first quarter of 2005, excluding special items, was due primarily to higher costs for employee retirement benefits and retention programs, as well as expenses related to the transition of support staff services from Boise Cascade, LLC.

Other Events

OfficeMax recently announced that Sam Duncan has assumed the role of president and chief executive officer, effective April 18, 2005.  Duncan brings more than 30 years of retail, operations and merchandising experience to OfficeMax.  He served most recently as president and chief executive officer of Shopko Stores, Inc., a general merchandise retailer with more than 360 stores generating annual sales exceeding $3 billion.  Prior to leading Shopko, from 2001 to 2002 he served as president of Fred Meyer, Inc., a division of The Kroger Co., one of the nation’s largest grocery retailers, with fiscal 2004 sales of more than $56 billion.

On April 8, 2005, OfficeMax extended the expiration date for its tender offer for up to 23,500,000 shares of its outstanding common stock, par value $2.50 per share, from 5:00 p.m., New York City time, on Thursday, April 28, 2005, to 12:00 midnight, New York City time, on Monday, May 9, 2005.  The tender was extended to provide certainty as to the eligibility for voting at the Annual Meeting, scheduled for May 9, 2005, of all shares of its common stock outstanding on March 21, the record date for such meeting, including shares tendered into the offer.  Under the terms of the offer, OfficeMax reserves the right to extend the period of time the tender offer is open by notice to the depositary and by making a public announcement of such extension.

The Company’s 2005 Annual Meeting of Shareholders is scheduled to be held on May 9, 2005, at 2:00 p.m. Central Daylight Time at the Wyndham Northwest Chicago Hotel 400 Park Boulevard Itasca, Illinois.  The Company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2005 Annual Meeting of Shareholders.  Information concerning such participants is available in the Company’s Proxy Statement filed with the Securities and

Exchange Commission on April 1, 2005.  Shareholders are advised to read the Company’s Proxy Statement and supplements thereto and other relevant documents when they become available, because they will contain important information.  Shareholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2005 Annual Meeting of Shareholders at the SEC’s website at (http://www.sec.gov/) or by contacting D.F. King & Company toll-free at (800) 347-4750.

Webcast and Conference Call

OfficeMax will host a webcast and conference call to discuss the results on Thursday, April 21, 2005, at 11:30 a.m. (ET).  Slides accompanying the conference call and an audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com and selecting the April 21, 2005 conference call link.  To join the conference call, dial (800) 374-0165 — international callers should dial (706) 634-0995 — 10 minutes before the beginning of the call.  Slides will be posted to the Investors site 30 minutes prior to the start of the conference.  An archive of the conference call and accompanying slides will be available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the Company which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements”, and in other filings with the SEC.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  The company provides office supplies, and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers.  OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, the Internet, and 935 superstores.  More information can be found at www.officemax.com.

# # #

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	March 26, 2005	March 31, 2004	December 31, 2004

Sales	$2,322,800	$3,529,619	$2,688,459

Costs and expenses
Materials, labor and other operating expenses	1,748,177	2,762,364	2,103,318
Depreciation, amortization and cost of company timber harvested	35,848	96,480	59,425
Selling and distribution expenses	439,387	506,279	467,648
General and administrative expenses	74,870	72,889	80,287
Other (income) expense, net	1,888	(46,661)	8,029
	2,300,170	3,391,351	2,718,707

Gain on sale of forest products assets	—	—	280,558
Equity in net income of affiliates	1,302	5,067	—

Income from operations	23,932	143,335	250,310

Debt retirement expense	(12,155)	—	(137,137)
Interest expense	(31,191)	(40,652)	(30,910)
Interest income	31,869	484	12,704
Timber note securitization	—	—	(19,000)
Other, net	770	180	728
	(10,707)	(39,988)	(173,615)

Income from continuing operations before income taxes and minority interest	13,225	103,347	76,695
Income tax provision	(5,422)	(37,770)	(28,499)

Income from continuing operations before minority interest	7,803	65,577	48,196
Minority interest, net of income tax	(909)	(842)	(633)

Income from continuing operations	6,894	64,735	47,563

Discontinued operations
Operating loss	(7,025)	(9,182)	(8,862)
Write-down of assets	—	—	(67,841)
Income tax benefit	2,733	3,570	29,835

Loss from discontinued operations	(4,292)	(5,612)	(46,868)

Net income	2,602	59,123	695
Preferred dividends	(1,106)	(3,366)	(2,141)

Net income (loss) applicable to common shareholders	$1,496	$55,757	$(1,446)

Basic income (loss) per common share
Continuing operations	$0.06	$0.72	$0.51
Discontinued operations	(0.04)	(0.07)	(0.53)
Basic	$0.02	$0.65	$(0.02)

Diluted income (loss) per common share
Continuing operations	$0.06	$0.67	$0.51
Discontinued operations	(0.04)	(0.06)	(0.53)
Diluted	$0.02	$0.61	$(0.02)

SEGMENT INFORMATION

	Three Months Ended
	March 26, 2005	March 31, 2004	December 31, 2004
	(unaudited, thousands)
Segment sales
OfficeMax, Contract	$1,124,441	$1,120,107	$1,116,338
OfficeMax, Retail	1,198,359	1,220,992	1,155,182
	2,322,800	2,341,099	2,271,520

Boise Building Solutions	—	851,504	299,654
Boise Paper Solutions	—	475,472	209,607
Intersegment eliminations and other	—	(138,456)	(92,322)
	$2,322,800	$3,529,619	$2,688,459

Segment income (loss)
OfficeMax, Contract	$28,162	$34,382	$19,788
OfficeMax, Retail	22,860	16,926	(16,859)
Corporate and Other	(26,320)	(13,197)	250,633
	24,702	38,111	253,562

Boise Building Solutions	—	77,604	6,264
Boise Paper Solutions	—	27,800	(8,788)
	24,702	143,515	251,038

Debt retirement expense	(12,155)	—	(137,137)
Interest expense	(31,191)	(40,652)	(30,910)
Interest income	31,869	484	12,704
Timber note securitization	—	—	(19,000)

Income from continuing operations before income taxes and minority interest	$13,225	$103,347	$76,695

Before special items

Segment income (loss)
OfficeMax, Contract	$28,162	$34,382	$19,788
OfficeMax, Retail	22,860	16,926	(16,859)
Corporate and Other	(17,612)	(13,197)	(14,030)
	33,410	38,111	(11,101)

Boise Building Solutions	—	77,604	6,264
Boise Paper Solutions	—	(32,115)	(8,788)
	33,410	83,600	(13,625)

Debt retirement expense	—	—	—
Interest expense	(31,191)	(40,652)	(30,910)
Interest income	31,869	484	12,704

Income from continuing operations before income taxes and minority interest	$34,088	$43,432	$(31,831)

(1)      Financial Information

The Consolidated Statements of Income and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2004 Annual Report on Form 10-K.  In all periods presented, net income (loss) involved estimates and accruals.

Effective March 11, 2005 we amended our bylaws to make the year end for OfficeMax Incorporated the last Saturday in December.  Prior to this amendment, all of our segments except OfficeMax, Retail had a December 31 year-end.  Beginning in 2005, our Contract segment has adopted the same fiscal periods as our retail segment.  Our international businesses will maintain a December 31 year-end.  We will consolidate the quarterly and calendar year-end results of our international businesses with OfficeMax Incorporated’s fiscal-year results.  The first fiscal quarter of 2005 ended on March 26, 2005.  The first fiscal quarter of 2004 ended on March 31, 2004.  As a result of this change, the domestic operations of our OfficeMax, Contract segment had four fewer selling days in the first quarter of 2005 than in the first fiscal quarter of 2004.  Year-over-year comparisons of same-location sales are calculated based on an equal number of selling days in each year.

(2)      Reconciliation of Net Income and Diluted Income (Loss) Per Share Before Special Items

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

In the following tables, we reconcile our financial measures before special items to our reported financial results for the quarters ended March 26, 2005, March 31, 2004 and December 31, 2004.

	Three Months Ended
	March 26, 2005			March 31, 2004
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)
Segment income (loss)

OfficeMax, Contract	$28.1	$—	$28.1	$34.4	$—	$34.4
OfficeMax, Retail	22.9	—	22.9	16.9	—	16.9
Corporate and Other	(26.3)	8.7	(17.6)	(13.2)	—	(13.2)
	24.7	8.7	33.4	38.1	—	38.1

Boise Building Solutions	—	—	—	77.6	—	77.6
Boise Paper Solutions	—	—	—	27.8	(59.9)	(32.1)
	24.7	8.7	33.4	143.5	(59.9)	83.6

Debt retirement expense	(12.2)	12.2	—	—		—
Interest expense	(31.2)	—	(31.2)	(40.7)	—	(40.7)
Interest income	31.9	—	31.9	0.5	—	0.5
Timber note securitization	—	—	—	—	—	—
Income from continuing operations before income taxes and minority interest	13.2	20.9	34.1	103.3	(59.9)	43.4
Income tax (provision) benefit	(5.4)	(8.1)	(13.5)	(37.8)	23.3	(14.5)
Income (loss) from continuing operations before minority interest	7.8	12.8	20.6	65.5	(36.6)	28.9
Minority interest, net of income tax	(0.9)	—	(0.9)	(0.8)	—	(0.8)

Income (loss) from continuing operations	6.9	12.8	19.7	64.7	(36.6)	28.1

Discontinued operations
Operating loss	(7.0)	7.0	—	(9.2)	9.2	—
Write-down of assets	—	—	—	—	—	—
Income tax (provision) benefit	2.7	(2.7)	—	3.6	(3.6)	—

Loss from discontinued operations	(4.3)	4.3	—	(5.6)	5.6	—

Net income (loss)	$2.6	$17.1	$19.7	$59.1	$(31.0)	$28.1

Diluted income (loss) per common share (c)
Continuing operations	$0.06	$0.14	$0.20	$0.67	$(0.40)	$0.27
Discontinued operations	(0.04)	0.04	—	(0.06)	0.06	—
Diluted	$0.02	$0.18	$0.20	$0.61	$(0.34)	$0.27

	Three Months Ended December 31, 2004
	As Reported	Special Items (b)	Before Special Items
Segment income (loss)

OfficeMax, Contract	$19.8	$—	$19.8
OfficeMax, Retail	(16.9)	—	(16.9)
Corporate and Other	250.6	(264.6)	(14.0)
	253.5	(264.6)	(11.1)

Boise Building Solutions	6.3	—	6.3
Boise Paper Solutions	(8.8)	—	(8.8)
	251.0	(264.6)	(13.6)

Debt retirement expense	(137.1)	137.1	—
Interest expense	(30.9)	—	(30.9)
Interest income	12.7	—	12.7
Timber note securitization	(19.0)	19.0
Income from continuing operations before income taxes and minority interest	76.7	(108.5)	(31.8)
Income tax (provision) benefit	(28.5)	42.2	13.7
Income (loss) from continuing operations before minority interest	48.2	(66.3)	(18.1)
Minority interest, net of income tax	(0.6)	—	(0.6)

Income (loss) from continuing operations	47.6	(66.3)	(18.7)

Discontinued operations
Operating loss	(8.9)	8.9	—
Write-down of assets	(67.8)	67.8	—
Income tax (provision) benefit	29.8	(29.8)	—

Loss from discontinued operations	(46.9)	46.9	—

Net income (loss)	$0.7	$(19.4)	$(18.7)

Diluted income (loss) per common share (c)
Continuing operations	$0.51	$(0.75)	$(0.24)
Discontinued operations	(0.53)	0.53	—
Diluted	$(0.02)	$(0.22)	$(0.24)

(a)                See Notes 3, 5 and 6 for a discussion of these special items.

(b)               See Notes 3, 4 and 6 for a discussion of these special items.

(c)                Calculated using 95.4 million, 91.3 million and 88.2 million average diluted shares outstanding for the quarters ended March 26, 2005, March 31, 2004 and December 31, 2004 (see note 8).

(3)      Sale of Paper, Forest Products and Timberland Assets

On October 29, 2004, we completed the sale of our paper, forest products and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC.  Some assets, such as a wood-polymer building materials facility that is included in Discontinued Operations, and company-owned life insurance, are being retained by OfficeMax, as are some liabilities associated with retiree pensions and benefits, environmental remediation at selected sites and facilities previously closed.  The sold assets are included in our Boise Building Solutions and Boise Paper Solutions segments.

During the quarter ended December 31, 2004, in connection with the sale, we recorded a $280.6 million gain in our Corporate and Other segment in our Consolidated Statement of Income.  On October 29, 2004, we invested $175 million in equity units of affiliates of Boise Cascade, L.L.C.  This investment represents continuing involvement as defined in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Accordingly, we do not show the historical results of the sold paper, forest products and timberland assets as discontinued operations.  We realized net cash proceeds of approximately $3.5 billion from the sale, after allowing for the $175 million reinvestment and transaction-related settlements.  The consideration for the timberlands portion of the transaction included $1.635 billion of timber installment notes and $15 million of cash.  We monetized the timber installment notes in December 2004 for proceeds of $1.47 billion, which are included in the $3.5 billion of total net transaction proceeds noted above.

In October 2004, OfficeMax and one of its subsidiaries each entered into interest rate swap contracts with J. Aron & Company, an affiliate of Goldman, Sachs & Co. to hedge the interest rate risk associated with the issuance of timber note debt securities.  In December 2004, the contracts were cash-settled and we recorded $19.0 million of expense in “Timber note securitization” in the Statement of Income for the quarter ended December 31, 2004.  During the quarters ended March 26, 2005 and December 31, 2004, we incurred costs related to the early buyback of debt of $12.2 million and $137.1 million, respectively.

For more information about the sale of our paper, forest products and timberland assets, see our 2004 Annual Report on Form 10-K.

(4)      2004 Special Items

First Quarter 2004

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.  This item increased net income $36.6 million after taxes for the three months ended March 31, 2004.

Fourth Quarter 2004

In the fourth quarter of 2004, we recorded $16.0 million of expense in our Corporate and Other segment for one-time cost of benefits granted to employees.

See footnote three above for a discussion of the sale of our paper, forest products and timberland assets and its impact on the quarter ended December 31, 2004.

(5)      First quarter 2005

During the quarter ended March 26, 2005, we recorded costs for one-time severance payments, partially offset by a settlement gain from a previous asset sale.  Together, these items amounted to a net expense of $8.7 million and were included in our Corporate and Other segment.

(6)      Discontinued Operations

In December 2004, our board of directors authorized management to pursue the divestiture of our facility near Elma, Washington, that manufactures integrated wood-polymer building materials.  The board of directors and management concluded that the facility no longer fits with the company’s strategic direction.  We recorded the results of the facility’s operations as discontinued operations in our Statements of Income (Loss) for all periods.  During the quarter ended December 31, 2004, we tested the recoverability of the long-lived assets of this facility in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recorded a $67.8 million pretax charge for the write-down of impaired assets.  We also recorded $26.4 million of tax benefits associated with the write-down.  The write-down resulted from our review of estimated discounted future cash flows.  Net of taxes, this facility incurred an operating loss of $5.5 million during the quarter ended December 31, 2004.  During the quarters ended March 26, 2005 and March 31, 2004, this facility had operating losses, net of taxes, of $4.3 million and $5.6 million, respectively.

(7)       Income Taxes

Our estimated effective tax provision rate for the quarter ended March 26, 2005 was 41.0%, compared with an estimated effective tax provision rate of 36.5% for the quarter ended March 31, 2004.  For the quarter ended December 31, 2004, our estimated effective tax provision rate was 37.2%.  The difference between the estimated tax rates is primarily due to the impact of the special items as well as the sensitivity of the rate to changing income levels and our mix of domestic and foreign sources of income.

(8)      Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding.  For the quarter ended December 31, 2004, the computation of diluted income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.

	Three Months Ended
	March 26, 2005	March 31, 2004	December 31, 2004
	(unaudited)
	(thousands, except per-share amounts)
BASIC
Income from continuing operations	$6,894	$64,735	$47,563
Preferred dividends (a)	(1,106)	(3,366)	(2,141)
Basic income before discontinued operations	5,788	61,369	45,422
Loss from discontinued operations	(4,292)	(5,612)	(46,868)
Basic income (loss)	$1,496	$55,757	$(1,446)

Average shares used to determine basic income (loss) per common share	92,956	86,075	88,240

Basic income (loss) per common share
Continuing operations	$0.06	$0.72	$0.51
Discontinued operations	(0.04)	(0.07)	(0.53)
Basic income (loss) per common share	$0.02	$0.65	$(0.02)

DILUTED
Basic income before discontinued operations	$5,788	$61,369	$45,422
Preferred dividends eliminated	1,106	3,366	—
Supplemental ESOP contribution	(1,014)	(3,063)	—
Diluted income before discontinued operations	5,880	61,672	45,422
Loss from discontinued operations	(4,292)	(5,612)	(46,868)
Diluted income (loss)	$1,588	$56,060	$(1,446)

Average shares used to determine basic income (loss) per common share	92,956	86,075	88,240
Restricted stock, stock options and other	1,342	1,883	—
Series D Convertible Preferred Stock	1,095	3,309	—
Average shares used to determine diluted income (loss) per common share	95,393	91,267	88,240

Diluted income (loss) per common share
Continuing operations	$0.06	$0.67	$0.51
Discontinued operations	(0.04)	(0.06)	(0.53)
Diluted income (loss) per common share	$0.02	$0.61	$(0.02)